Hamilton Bancorp, Inc. Announces Results for Fourth Quarter and
Fiscal Year Ended March 31, 2014

TOWSON, MD, May 5, 2014 – Hamilton Bancorp, Inc. (the “Company”) (Nasdaq: HBK), today reported a net loss of $385,000 or $(0.12) per share (basic and diluted), for the quarter ended March 31, 2014, compared to a net loss of $602,000, or $(0.18) per share (basic and diluted) for the quarter ended March 31, 2013. A portion of the loss for the current quarter is due to several larger expenses, including a $340,000 write down of foreclosed real estate, a $75,000 legal bill associated with a participation loan in which Hamilton Bank is not the lead lender and additional salary expense incurred with the retirement of an executive.

The Bank  increased its net interest spread and net interest margin by 26 and 23 basis points to 2.73% and 2.88%, respectively, for the quarter ended March 31, 2014 compared to the same period last year. This is a result of  the bank’s efforts to continue to reduce  cost of funds by decreasing higher costing certificates of deposits and originating new, lower costing core deposits. In addition,  the bank  reduced nonperforming assets while maintaining an adequate allowance for loan losses. Nonperforming assets as a percentage of total assets at March 31, 2014 decreased 60 basis points in three months to 1.37% compared to 1.97% at December 31, 2013. At March 31, 2014 the allowance for loan losses as a percentage of nonperforming loans (including loans 90 days past due and accruing)  was 71% compared to 52% three months ago and 40% at the end of fiscal year 2013.

Non-interest expenses for the quarter ended March 31, 2014  increased $776,000 or 37% compared to the same quarter last year as a result of  several larger expenses previously discussed that were not in the comparable period and the addition of several new residential and commercial loan personnel, including the hiring of a  Chief Lending Officer. The hiring of new personnel is a concerted effort by management to continue to position the Bank for profitable growth by focusing  on commercial loan growth, increasing  our core deposit base and generating  additional non-interest revenue through the sale of 1-4 family residential mortgages in the secondary market.

The Bank  reported a net loss for the fiscal year ended March 31, 2014 of $1.0 million or $(0.30) per share (basic and diluted), compared to a net loss of $172,000, or $(0.05) per share (basic and diluted) for the fiscal year ended March 31, 2013. While the bank’s net interest income increased and the provision for loan losses decreased, these increases were more than offset by higher noninterest expense. During fiscal 2014, the Bank reported higher expenses associated with the workout of problem assets, operating as a public company for a full fiscal year and restructuring the lending areas for profitable growth.

Net interest income  increased $237,000 to $8.3 million for fiscal 2014 compared to $8.1 million for fiscal 2013. This resulted in an increase in the net interest rate spread and net interest margin of 24 and 23 basis points to 2.68% and 2.85%, respectively, for fiscal 2014 compared to fiscal 2013. Overall provision for loan losses was $156,000 or 9.0% lower during fiscal 2014 compared to fiscal 2013.

Balance Sheet Review

Total assets at March 31, 2014 decreased $29.0 million, or 8.7%, to $303.0 million from $332.0 million at March 31, 2013.  The decrease in assets is primarily attributable to a $12.7 million decrease in investment securities and a $16.1 million decrease in net loans during the fiscal year ended March 31, 2014.

Net loans decreased $16.1 million to $143.2 million at March 31, 2014 from $159.3 million at March 31, 2013, after an increase in net loans of $2.1 million in the first quarter of the fiscal year. The Bank was without a Chief Lending Officer in the middle of fiscal year 2014 and this indirectly led to an $11.3 million decrease in commercial business loans as several larger commercial loan borrowers paid off their outstanding loan balances and refinanced with other financial institutions. In addition, residential one- to four-family loans decreased $7.8 million as these loans paid down, repaid or refinanced and newly originated residential loans were sold in the secondary market at a premium. Management made a decision in 2011 to sell longer term fixed rate residential mortgages in the secondary market to reduce interest rate risk. The Bank continues to focus on transforming the composition of its loan portfolio by emphasizing more commercial and commercial real estate lending versus 1-4 family residential mortgages. At March 31, 2014, commercial real estate loans accounted for 28.4% of gross loans compared to 22.5% at March 31, 2013, or a net increase of $5.2 million during fiscal 2014. Commercial business loans declined during fiscal 2014, as noted earlier, representing 10.7% of gross loans at March 31, 2014, compared to 16.7% at March 31, 2013.

Total deposits were $238.8 million at March 31, 2014, compared to $260.1 million at March 31, 2013, a decline of $21.3 million or 8.2%. The decline in deposits was due to the continued effort by the bank to decrease higher costing time deposits. Time deposits decreased $25.9 million to $170.1 million at March 31, 2014 compared to $196.0 million at March 31, 2013. The Company remains focused on changing its deposit mix to rely less on certificates of deposit as a primary funding source and attract lower costing core deposits. As a result, checking accounts increased $4.0 million or 19.5% to $24.4 million at March 31, 2014, compared to $20.4 million at March 31, 2013. In the last three months of fiscal 2014, checking accounts increased $2.8 million or 13.1%.

Total shareholders’ equity at March 31, 2014 was $62.0 million, compared to total shareholders’ equity of $67.4 million at March 31, 2013.  The decrease in shareholders’ equity was primarily attributable to a 5.0% stock buyback program completed in November 2013 for $2.8 million. In addition, there was a $2.2 million decrease in accumulated other comprehensive income and a $1.0 million net loss for the fiscal year ended March 31, 2014.  The decrease in accumulated other comprehensive income was due to the negative impact of rising interest rates over the past year on the market value of the investment portfolio.

The Company’s book value per common share at March 31, 2014 was $17.23 compared to $18.21 at March 31, 2013.  At March 31, 2014, tangible book value per share, which includes the $(0.79) per share effect of the Company’s $2.8 million of goodwill and other intangibles, equaled $16.44 per share compared to $17.43 at March 31, 2013.

Asset Quality Review

Nonperforming assets decreased $1.7 million or 29.5% to $4.2 million at March 31, 2014 from $5.9 million at March 31, 2013. Nonperforming assets as a percentage of total assets decreased 40 basis points to 1.37% at March 31, 2014 compared to 1.77% at March 31, 2013. Included in nonperforming assets are several loans totaling $801,000 that are on accrual status and paying under the contractually agreed upon terms. However, such loans were 90 days past their contractual maturity date at March 31, 2014 and, therefore, are reported as nonperforming.

Nonaccrual loans totaled $2.7 million at March 31, 2014 compared to $5.1 million at March 31, 2013. The $2.4 million or 47.6% decrease in nonaccrual loans is primarily the result of two participation loans with another financial institution. One of the loan participations was a $1.0 million participation that was transferred to foreclosed real estate in the second quarter of fiscal 2014 upon foreclosure by the lead bank and subsequently written down to $664,000. The second loan, with a book balance of $1.3 million, was paid off in the fourth quarter of fiscal 2014 with the borrower selling the commercial real estate that was the underlying collateral on the loan.

Nonaccrual loans include six commercial business loans totaling $2.0 million, one of which is a troubled debt restructure (TDR) for $674,000 that is paying as agreed but has been placed on nonaccrual by management until the borrower can show sustained cash flow under the TDR agreement. The remaining balance of non-accrual loans is associated with 1-4 family residential mortgages.

The provision for loan losses totaled $75,000 for the quarter ended March 31, 2014 compared to a $1.3 million provision for the same quarter ended 2013. For the fiscal year ended March 31, 2014, the provision for loan losses totaled $1.6 million compared to $1.7 million for fiscal 2013. For fiscal 2014,  net charge offs totaled $1.2 million, of which $1.0 million related to four commercial business borrowers and the remainder due to several smaller 1-4 family residential mortgage loans. The provision for loan losses for fiscal 2014 was lower when compared to the prior fiscal year in part due to a declining loan portfolio and a lower level of nonperforming loans.

The allowance for loan losses at March 31, 2014 totaled $2.5 million, or 1.71% of total loans, compared to $2.1 million or 1.28% of total loans at March 31, 2013. The $415,000 increase in the allowance for loan losses is the result of $1.6 million in provision for loan losses, partially offset by $1.2 million in net charge-offs for the fiscal year ended March 31, 2014.

Income Statement Review

Net interest income remained relatively unchanged for the quarter ended March 31, 2014, decreasing $47,000 to $2.0 million from $2.1 million for the quarter ended March 31, 2013. However, net interest income increased $237,000 to $8.3 million for the fiscal year ended March 31, 2014, compared to $8.1 million for the same 2013 period. The increase for fiscal 2014 was primarily attributable to declines in both the cost and average balance of interest-bearing deposits. The declines in the cost and average balance of interest-bearing deposits were slightly offset by a decline in the average balance of interest-earning assets for the same period as the yield on interest-earning assets remained relatively flat at 3.51% compared to the same 2013 period. As a result, for the three months and year ended March 31, 2014, the net interest rate spread increased 26 and 24 basis points to 2.73% and 2.68%, respectively, from the prior year periods. The net interest margin also increased from 2.62% for the year ended March 31, 2013 to 2.85% for the year ended March 31, 2014.

Noninterest income for the fourth quarter of fiscal 2014 totaled $257,000, a decrease of $67,000, or 20.7%, compared to the fourth quarter of fiscal 2013.  A large portion of the decrease in noninterest income is attributable to a $71,000 decrease in gain on sale of investment securities for the quarter ended March 31, 2014 compared to the same period last year. In addition, there was a decline in earnings on bank-owned life insurance and other operating income. These declines were partially offset by increases in service fees.

For the year ended March 31, 2014, noninterest income totaled $973,000, an increase of $32,000 compared to the year ended March 31, 2013. The increase in fiscal 2014 was primarily due to the sale of the Belmar branch building as well as increases in service charges and income from bank-owned life insurance, partially offset by decreases in gain on sale of investment securities, profit on sale of residential mortgages and gain on sale of SBA loans. Income from service charges increased due to an increase in the number of core deposits, specifically checking and savings accounts, as well as increases in our fee structure during the year to be more aligned with the market place.

Noninterest expenses increased $776,000 to $2.9 million for the three months ended March 31, 2014, compared to $2.1 million for the three months ended March 31, 2013. The increase in noninterest expense for the three months ended March 31, 2014 includes a $340,000 write-down of foreclosed real estate property, a $206,000 increase in legal and professional services and $237,000 increase in salaries and benefits, partially offset by decreases in advertising and FDIC insurance premiums.

As noted earlier, the $340,000 write-down of foreclosed real estate property resulted from a new appraisal received in February 2014. The Bank, under generally accepted accounting principles, is required to carry the foreclosed real estate at fair value. The increase in legal and professional services is primarily attributable to the costs associated with the workouts on problem assets and the restructuring of the lending areas. Finally, the increase in salary and benefit expense is due to the restructuring of the lending areas through the addition of several new commercial and residential loan employees in the last quarter of fiscal 2014, along with the cost associated with the 2013 Equity Incentive Plan approved at the annual shareholders meeting in November 2013 and the retirement of an executive.

 Noninterest expense increased $1.8 million to $9.6 million for the year ended March 31, 2014, compared to $7.8 million for the year ended March 31, 2013. The largest increases in noninterest expense included increases in salaries and employee benefits totaling $790,000 that primarily pertained to the hiring of new employees, higher legal and professional services associated with workout of problem assets and the added cost of operating as a public company, a $340,000 write down of foreclosed real estate and a $154,000 loss on sale of foreclosed real estate in the third quarter of fiscal 2014. The Bank may receive, at a future date, an additional $200,000 on the sale of the foreclosed real estate contingent on the buyer being able to obtain certain permits. Due to the contingent terms of this agreement, the Bank has not recognized the additional $200,000 at this time. The increases in the fiscal 2014 expenses compared to the prior year were partially offset by decreases in advertising, deposit insurance premiums and foreclosed real estate expense.

Use of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Tangible book value is a non-GAAP financial measure.  The Company believes that the presentation of non-GAAP financial measures will permit investors to assess the Company's core operating results on the same basis as management. Non-GAAP financial measures should be considered supplemental to, not a substitute for or superior to, financial measures calculated in accordance with GAAP. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titled measures reported by other companies.

About Hamilton Bank

Hamilton Bank is a federally-chartered savings bank that has served the banking needs of its customers since 1915. Hamilton Bank conducts business primarily from its four full service banking offices located in Baltimore City, Maryland and the Maryland counties of Baltimore and Anne Arundel.

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

The financial results presented in this press release for the fiscal year ended March 31, 2014 are preliminary until such time when the annual Form 10-K is filed in June 2014.

CONTACT:  Hamilton Bancorp, Inc.

          Bob DeAlmeida, President and Chief Executive Officer:  (410) 823-4510

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Financial Condition
(dollars in thousands)

	March 31,	March 31,
	2014	2013
	(unaudited)
ASSETS
Cash equivalents and time deposits	$33,073	$33,969
Investment securities, available for sale	103,553	116,234
Loans receivable, net	143,214	159,317
Foreclosed real estate	664	756
Premises and equipment, net	2,101	2,461
Bank-owned life insurance	12,002	11,623
Goodwill and other intangible assets	2,836	2,877
Other assets	5,507	4,725
Total Assets	$302,950	$331,962

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits	238,820	260,117
Other liabilities	2,178	4,409
Total Liabilities	240,998	264,526
Total Shareholders' Equity	61,952	67,436
Total Liabilities and Shareholders' Equity	$302,950	$331,962

Hamilton Bancorp, Inc. and Subsidiary
Consolidated Statements of Operations
(Unaudited)

	Three Months ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
	(Dollars in thousands except per share data)
Interest Revenue	$2,447	$2,672	$10,236	$10,885
Interest Expense	432	610	1,916	2,802
Net Interest Income	2,015	2,062	8,320	8,083
Provision for Loan Losses	75	1,337	1,574	1,730
Net Interest Income After
Provision for Loan Losses	1,940	725	6,746	6,353
Total Non-Interest Revenue	257	324	973	941
Total Non-Interest Expenses	2,867	2,091	9,606	7,773
Loss Before Tax
Expense	(670)	(1,042)	(1,887)	(479)
Income Tax Benefit	(285)	(440)	(873)	(307)
Net loss available to
common stockholders	$(385)	$(602)	$(1,014)	$(172)

Basic Earnings Per Common Share	$(0.12)	$(0.18)	$(0.30)	$(0.05)
Diluted Earnings Per Common Share	$(0.12)	$(0.18)	$(0.30)	$(0.05)

Hamilton Bancorp, Inc. and Subsidiary
Tangible Book Value
(Unaudited)

	At	At
	March 31, 2014	March 31, 2013
	(dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders' equity	$61,952	$67,436
Less: Goodwill and other intangible assets	(2,836)	(2,877)
Tangible common equity	$59,116	$64,559

Outstanding common shares	3,595,100	3,703,000

Book value per common share	$17.23	$18.21

Tangible book value per common share	$16.44	$17.43
Tangible common equity to tangible assets	19.70%	19.62%

Hamilton Bancorp, Inc. and Subsidiary
Allowance for Loan Losses
(Unaudited)

	For the		For the
	Three Months ended March 31,		Fiscal Year Ended March 31,
	2014	2013	2014	2013
	(Dollars in thousands)

Balance, beginning	$2,548	$1,943	$2,071	$3,552
Provision charged to income	75	1,337	1,574	1,730
Charge-offs	(189)	(1,209)	(1,276)	(3,211)
Recoveries	52	-	117	-
Balance, ending	$2,486	$2,071	$2,486	$2,071

Allowance for Loan Losses as a
percentage of gross loans	1.71%	1.28%	1.71%	1.28%

Hamilton Bancorp, Inc. and Subsidiary
Non-Performing Assets
(Unaudited)

	For the Fiscal	For the	For the Fiscal
	Year Ended	Nine Months Ended	Year Ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(dollars in thousands)

Nonaccruing loans	$2,687	$3,888	$5,132
Accruing loans delinquent more than 90 days	801	1,025	-
Foreclosed real estate	664	1,003	756
Total nonperforming assets	$4,152	$5,916	$5,888

ASC 450 - Allowance for loan losses	$1,625	$2,224	$1,562
ASC 310 - Impaired loan valuation allowance	861	324	509
Total allowance for loans and lease losses	$2,486	$2,548	$2,071

Ratio of nonperforming assets to total assets at end of period (1)	1.37%	1.97%	1.77%
Ratio of nonperforming loans to total loans
at end of period (2)	2.39%	3.23%	3.18%
Ratio of net charge offs to average loans for
the period ended (3)	0.75%	0.86%	1.93%
Ratio of allowance for loan losses to total loans
at end of period	1.71%	1.68%	1.28%
Ratio of allowance for loan losses to nonperforming
loans at end of period (2)	71.27%	51.86%	40.35%

(1) Nonperforming assets include nonaccruing loans, accruing loans delinquent more than 90 days and foreclosed real estate.
(2) Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(3) Percentages for the nine months ended December 31, 2013 have been annualized.